Exhibit 5.1

Smith, Anderson, Blount,

Dorsett, Mitchell & Jernigan, L.L.P.

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601		Mailing Address P.O. Box 2611 Raleigh, North Carolina 27602-2611
August 11, 2017

TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Novan, Inc.

4105 Hopson Road

Morrisville, North Carolina 27560

Re:	Novan, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Novan, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of 1,200,000 shares (the “Shares”) of common stock of the Company, par value $0.0001 per share, for issuance under the Company’s 2016 Incentive Award Plan, as amended (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In rendering the opinion set forth herein, we have examined the Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the Plan, the minutes of the Board of Directors of the Company relating to the Plan and the authorization and issuance of the Shares, the 2017 Proxy Statement regarding a proposal to amend the Plan, the minutes of the 2017 annual meeting of stockholders, and such other documents and considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinion contained herein.  In our examination, we have assumed the legal capacity of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents.  With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein.

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that the Shares have been duly authorized, and when issued and delivered against payment therefor in accordance with the Plan as described in the Registration Statement and upon either (a) the countersigning of the certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s common stock, or (b) the book entry of the Shares by the transfer agent for the Company’s common stock, such shares will be validly issued, fully paid, and nonassessable.

Novan, Inc.

August 11, 2017

The opinion expressed herein is limited to matters governed by the Delaware General Corporation Law, and no opinion is expressed herein as to the laws of any other jurisdiction.  The opinion expressed herein does not extend to compliance with federal and state securities laws relating to the sale of the Shares.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to us in the Registration Statement and any amendment thereto.  Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

Sincerely yours,

SMITH, ANDERSON, BLOUNT, DORSETT,

MITCHELL & JERNIGAN, L.L.P.

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.